Exhibit 99.1
Insulet Amends Deerfield Credit Facility and Issues Stock
More than $12 Million in Savings Expected over Next Three Years
BEDFORD, Mass, September 28, 2009 Insulet Corporation (Nasdaq: PODD), the leader in tubing-free insulin pump technology with its OmniPod(R) Insulin Management System, today announced that it has amended its $60 million credit facility with Deerfield Management Company, which was signed in March 2009.
Under the terms of the amended agreement, Insulet will repay the $27.5 million of currently outstanding debt by issuing 2,855,659 shares of common stock to Deerfield at a price of $9.63 per share. This represents a 6% discount from Insulet’s closing price of $10.28 on September 25, 2009
As part of this amendment, Deerfield has agreed to eliminate all future performance-related milestones associated with the remaining $32.5 million available on the credit facility and reduce the annual interest rate on any borrowed funds to 8.5% from 9.75%. In addition, Deerfield will forego the remaining 1.5 million additional warrants that would have been issued upon future draws. Insulet will immediately draw down the remaining $32.5 million available on the credit facility at closing. These changes are expected to result in more than $12 million in cash and non-cash interest savings to Insulet over the remaining term of the credit facility. As a result of the amendment, Insulet will record in the third quarter a one time non-cash interest charge of approximately $6 million to accelerate the amortization related to the warrants and other costs in connection with the original draw last March. The borrowed funds remain repayable in September 2012.
“This transaction enhances Insulet’s financial flexibility and enables us to continue to drive adoption of the OmniPod Insulin Management System around the world,” said Duane DeSisto, President and Chief Executive Officer of Insulet Corporation. “Deerfield believed in the promise of the OmniPod System last March by providing us with additional capital, which allowed us to continue to focus on the execution of our business plan. We believe the amended agreement demonstrates continued support of our long-term prospects on significantly improved financial terms for our shareholders. We are pleased to be able to continue to partner with Deerfield Management and thank them for their support.”
“Since the signing of the credit facility agreement in March, Insulet has exceeded our expectations, prompting us to revisit the assumptions underlying the original credit facility agreement,” commented Howard Furst, MD, Partner, Deerfield Management Company. “In light of our increased confidence in management’s ability to execute its business plan, we are pleased to be able to remove the financial performance hurdles, reduce the interest rate and eliminate any additional warrant coverage that we built into the remainder of the credit facility.”

This press release is neither an offer to sell nor a solicitation of an offer to buy any of the securities discussed herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any state.
About Insulet Corporation
Insulet Corporation is an innovative medical device company dedicated to improving the lives of people with diabetes. The Company’s OmniPod Insulin Management System is a revolutionary, discreet and easy-to-use insulin infusion system that features two easy-to-use parts with no tubing and fully-automated cannula insertion. Through the OmniPod System, Insulet seeks to expand the use of insulin pump therapy among people with insulin-dependent diabetes. Founded in 2000, Insulet is based in Bedford, MA.
Forward-Looking Statement
This press release contains forward-looking statements concerning Insulet’s expectations, anticipations, intentions, beliefs or strategies regarding the future, including those related to its expected revenue and operating losses, market potential, planned expansion in the U.S. and abroad, product demand, access to additional capital in the future and financial performance. These forward-looking statements are based on its current expectations and beliefs concerning future developments and their potential effects on it. There can be no assurance that future developments affecting it will be those that it has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond its control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with the Company’s dependence on the OmniPod System; Insulet’s ability to increase customer orders and manufacturing volumes; adverse changes in general economic conditions; Insulet’s inability to raise additional funds in the future on acceptable terms or at all; potential supply problems or price fluctuations with sole source or other third-party suppliers on which Insulet is dependent; international business risks; Insulet’s inability to obtain adequate coverage or reimbursement from third-party payors for the OmniPod System and potential adverse changes in reimbursement rates or policies relating to the OmniPod; potential adverse effects resulting from competition with competitors; technological innovations adversely affecting the Company’s business; potential termination of Insulet’s license to incorporate a blood glucose meter into the OmniPod System; Insulet’s ability to protect its intellectual property and other proprietary rights; conflicts with the intellectual property of third parties, including claims that Insulet’s current or future products infringe the proprietary rights of others; adverse regulatory or legal actions relating to the OmniPod System; failure of Insulet’s contract manufacturers or component suppliers to comply with FDA’s quality system regulations, the potential violation of federal or state laws prohibiting “kickbacks” or protecting patient health information, or any challenges to or investigations into Insulet’s practices under these laws; product liability lawsuits that may be brought against Insulet; reduced retention rates; unfavorable results of clinical studies relating to the OmniPod System or the products of Insulet’s competitors; potential future publication of articles or announcement of positions by physician associations or other organizations that are unfavorable to Insulet’s products; the expansion, or attempted expansion, into foreign markets; the concentration of substantially all of Insulet’s manufacturing capacity at a single location in China and substantially all of Insulet’s inventory at a single location in Massachusetts; Insulet’s ability to attract and retain key personnel; Insulet’s ability to manage its growth; fluctuations in quarterly results of operations; risks associated with potential future acquisitions; Insulet’s ability to generate sufficient cash to service all of its indebtedness; the expansion of Insulet’s distribution network; Insulet’s ability to successfully maintain effective internal controls; and other risks and uncertainties described in its Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on March 16, 2009 in the section entitled “Risk Factors,” and in its other filings from time to time with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of its assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Insulet undertakes no obligation to publicly update or revise any forward-looking statements.
Contact:
Stephanie Marks for Insulet Corporation
ir@insulet.com
(212) 867-1762 or 877-PODD-IR1 (877-763-3471)